Consent of Independent Registered Public Accounting Firm

Simplagene USA, Inc.
Farmingdale, New York 11735

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2006, relating to the consolidated financial statements of New Colorado Prime Holdings, Inc. which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
New York, New York
August 10, 2006